Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith
Senior Vice President and CFO
Cobra Electronics Corporation
773-804-6281
msmith@cobra.com

Media Contact:	Chris Doyle
Annual Reports, Inc.
317-736-8838
chrisdoyle@annualreportsinc.com

MICHAEL SMITH RESIGNS FROM COBRA ELECTRONICS

Bob Ben Appointed Interim CFO

CHICAGO, IL – JANUARY 14, 2011 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today announced that Michael Smith has submitted his resignation as Senior Vice President and Chief Financial Officer, effective January 31, 2011. Bob Ben, Vice President and Corporate Controller, has been appointed as interim Chief Financial Officer while Cobra launches a search for a permanent replacement.

Mr. Smith has accepted a position as Chief Operating Officer of a privately-held company in the specialty apparel industry. “I have been offered an opportunity to expand my professional capabilities with a broader scope of responsibilities and new growth avenues,” said Mr. Smith. “I have enjoyed my time with Cobra tremendously and have grown both personally and professionally. I am proud of everything we have accomplished and believe that the company is positioned to prosper over the next several years. We have returned to profitability with a strong product line and have a solid balance sheet that will support our growth plans.” Jim Bazet, Chairman and Chief Executive Officer of Cobra responded to Mr. Smith’s resignation by thanking him for his many years of dedicated service to Cobra. “We regretfully accept Michael’s resignation. He has been a tremendous asset to our company and will be missed by all who have worked with him over the past ten years. We wish him well in his new venture.”

Cobra will launch a search for a new Chief Financial Officer shortly and both internal and external candidates will be considered. “We have a capable and effective finance and accounting team in place at Cobra, led by Bob Ben and Gerry Laures, that provides us with the time and latitude to conduct a search for a replacement who has the background and skills we are seeking and will also fit into our culture,” said Mr. Bazet. “We intend to move quickly but with care to ensure that we select the individual who best meets our long-term needs.”

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the marine market and has expanded its European operations. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.